Exhibit 23.1



                               CONSENT OF COUNSEL


    We consent to the use of our opinion, to the incorporation by reference of such opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Form SB-2 and to the reference to our firm under the headings "The Conversion-Income Tax Consequences" and "Legal and Tax Matters" in the Prospectus and proxy statement included in this Pre-Effective Amendment No. 1 to the Form SB-2. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                         /s/ SILVER, FREEDMAN & TAFF, L.L.P.


Washington, D.C.
August 28, 1998